                                                             -------------------

                                                             -------------------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934



                               RAE Systems Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)
                                   75061P 10 2
                                ----------------
                                 (CUSIP Number)

                                  April 9, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)

[_]  Rule 13d-1(c)

[_]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 6 pages

----------------------------                         ---------------------------
CUSIP NO. 75061P 10 2                  13G                Page 2 of 6 Pages
----------------------------      -------------      ---------------------------

--------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S. S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Philip Sheridan

--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)  [_]
                                                                   (b)  [_]
--------------------------------------------------------------------------------
     3        SEC USE ONLY


--------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States of America
--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER

                                       3,097,381
        NUMBER OF           ----------------------------------------------------
         SHARES                 6      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY
         BY EACH            ----------------------------------------------------
        REPORTING               7      SOLE DISPOSITIVE POWER
         PERSON
          WITH                         3,097,381
                            ----------------------------------------------------
                                8      SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              3,097,381
--------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES

              [_]
--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              6.9%
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON

              IN
--------------------------------------------------------------------------------

------------------------                         -------------------------
CUSIP NO. 75061P 10 2              13G              Page 3 of 6 Pages
------------------------       ------------      -------------------------

Item 1.

         (a)      Name of Issuer:

                  RAE Systems Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                  1339 Moffett Park Drive
                  Sunnyvale, CA 95112

Item 2.

         (a)      Name of Person Filing:

                  Philip Sheridan

         (b)      Address of Principal Business Office or, if none, Residence:

                  c/o RAE Systems Inc.
                  1339 Moffett Park Drive
                  Sunnyvale, CA 95112

         (c)      Citizenship:

                  United States of America

         (d)      Title of Class of Securities:

                  Common Stock

         (e)      CUSIP Number:  75061P 10 2


Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b), or 240.13d-2(b), check whether the person filing is a:

         (a)      [_]    Broker or Dealer registered under section 15 of the Act

         (b)      [_]    Bank as defined in section 3(a)(6) of the Act

         (c)      [_]    Insurance company as defined in section 3(a)(19) of the
                         Act

         (d)      [_]    Investment company registered under section 8 of the
                         Investment Company Act of 1940

------------------------                         -------------------------
CUSIP NO. 75061P 10 2              13G              Page 4 of 6 Pages
------------------------       ------------      -------------------------

         (e)      [_]    Investment adviser in accordance with (S)240.13d-
                         1(b)(1)(ii)(E)

         (f)      [_]    An employee benefit plan or endowment fund in
                         accordance with (S) 240.13d-1(b)(1)(ii)(F)

         (g)      [_]    Parent Holding Company, in accordance with (S)240.
                         13d-1(b)(ii)(G) (Note: See Item 7)

         (h)      [_]    Savings association as defined in Section 3(b) of the
                         Federal Deposit Insurance Act

         (i)      [_]    Church plan that is excluded from the definition of an
                         investment company under section 3(c)(14) of the Investment Company Act of 1940

         (j)      [_]    Group, in accordance with (S)240.13d-1(b)(1)(ii)(H)

Item 4.   Ownership

         (a)      Amount Beneficially Owned:

                  3,097,381

         (b)      Percent of Class:

                  6.9%

                  Based on approximately 44,905,045 shares of the Issuer's Common Stock outstanding as of April 9, 2002.

         (c)      Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote:

                           3,097,381

                  (ii)     shared power to vote or to direct the vote:

                           0

                  (iii) sole power to dispose or to direct the disposition of:

                           3,097,381

                  (iv) shared power to dispose or to direct the disposition of:

------------------------                         -------------------------
CUSIP NO. 75061P 10 2              13G              Page 5 of 6 Pages
------------------------       ------------      -------------------------

Item 5.  Ownership of Five Percent or Less of a Class

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

         Not applicable.

Item 8.  Identification and Classification of Members of the Group

         Not applicable.

Item 9.  Notice of Dissolution of the Group

         Not applicable.

Item 10. Certifications

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose of effect.

------------------------                         -------------------------
CUSIP NO. 75061P 10 2              13G              Page 6 of 6 Pages
------------------------       ------------      -------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  April 19, 2002

                                          /s/ Philip Sheridan
                                          -----------------------------------
                                          Philip Sheridan